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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into as of the 29TH DAY OF OCTOBER, 2003, by and between American Healthways, Inc., a Delaware corporation ("Company") and JAMES POPE, MD ("Officer").

                               W I T N E S S E T H

         I. Employment. In consideration of the mutual promises and agreements contained herein, the Company employs Officer and Officer hereby accepts employment under the terms and conditions hereinafter set forth.

         II. Duties. Officer is engaged as an EXECUTIVE VICE PRESIDENT AND CHIEF MEDICAL OFFICER of the Company. His powers and duties in that capacity shall be those normally associated with the position of Executive Vice President and Chief Medical Officer. During the terms of this Agreement, Officer shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors or by the Chief Executive Officer of the Company. If a Good Reason For Termination exists then it shall be considered, at Officer's option, Termination Without Just Cause and in such event Officer shall receive the payments and benefits set forth in Section VIII hereof, with the date of termination for purposes of Section VIII hereof being the date Officer delivers written notice of his exercise of this option. Officer may exercise this option by delivering written notice to the Company at any time within a 30-day period following his receipt of notice of the existence of a Good Reason For Termination.

         III. Term. Subject to the terms and conditions set forth herein, Officer shall be employed hereunder for a term beginning on OCTOBER 29, 2003 and terminating on OCTOBER 31, 2005 (the "Expiration Date") unless sooner terminated or further extended as hereinafter set forth. Unless Officer is notified to the contrary by the Company within sixty (60) days of the end of the first year of the initial term of this Agreement, the Expiration Date shall be extended one additional year. If extended, the Expiration Date would be considered October 31, 2006. Thereafter, the Expiration Date shall be automatically extended for one additional year at the end of the first term of this Agreement and at the end of each year thereafter, unless the Company notifies Officer in writing (the "Termination Notice") on or before sixty (60) days prior to any Expiration Date that this automatic extension provision is canceled and is of no further force and effect. Officer will continue to be paid full pay and benefits during this sixty (60) day period. Notwithstanding the automatic extension of the Expiration Date or any other provisions herein, this Agreement shall expire on the date that Officer becomes 65 years of age.

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         IV.      Compensation. For all duties rendered by Officer, the Company shall pay Officer a minimum salary of $287,500 per year ("Minimum Salary"), payable in equal monthly installments at the end of each month. In addition thereto, commencing OCTOBER 22, 2004, and annually thereafter should this Agreement be extended, the Minimum Salary shall be increased and adjusted upward, based upon any increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. All City Average Report, of the U.S. Bureau of Labor Statistics (the "Consumer Price Index") or such index fulfilling the same or similar purpose in the event the Consumer Price Index is no longer maintained, in an amount not to exceed 5%. For purposes of determining the increase in the Minimum Salary, the base month used in the Consumer Price Index shall be the first full month preceding the commencement of this Agreement. Such increase shall not be made retroactive for the first year and such increase shall be made, no more frequently than annually, based upon any such increased in the Consumer Price Index. In determining the amount of the annual increase based on any increase in the Consumer Price Index, the percentage of increase in the Consumer Price Index shall be multiplied times the Minimum Salary plus all other salary increases previously granted by the Board of Directors to Officer and plus all previous adjustments based upon increases in the Consumer Price Index ("Base Salary"). In addition thereto, each year beginning October 1, 2004, Officer's compensation will be reviewed by the Chief Executive Officer of the Company and, after taking into consideration performance, the Chief Executive Officer of the Company may increase Officer's Base Salary. Should such increase be equal to or greater than the cost of living increase, or 5%, no cost of living increase will be granted for that year. Officer shall participate in the Company's performance bonus plan and any bonuses paid under such plan shall be in addition to the Base Salary provided for in this Agreement but shall not be included as part of Base Salary for the purpose of determining the increase or adjustment based upon the Consumer Price Index. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

         V. Extent of Service. Officer shall devote substantially all of his working time, attention and energies to the business of the Company and shall not during the term of this Agreement take directly or indirectly an active role in any other business activity without the prior written consent of the Chief Executive Officer of the Company; but this Section shall not prevent Officer from making real estate or other investments of a passive nature or from participating without compensation in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect his ability to perform his duties under this Agreement. Officer shall not serve on the board of directors of an entity outside of the Company and its affiliates without the prior approval of the Chief Executive Officer of the Company.

         VI. Disability. During any period in which Officer fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Officer shall continue to receive his Base Salary until his employment is terminated hereunder. In the case of incapacity due to physical or mental illness resulting in Officer being absent

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from his duties hereunder on a full time basis for more than ninety (90)
consecutive days or for more than one hundred and twenty (120) days in any consecutive six (6) month period or in the case of a determination by the Board of Directors that Officer is permanently and totally disabled from performing his duties hereunder, the Company may terminate Officer's employment hereunder by the delivery of written notice of termination. In the event the Company so terminates Officer under this Section, such termination shall be considered termination without just cause and the Company shall pay Officer such amounts and provide such benefits as are required by Section VIII hereof, reduced by the benefits payable to Officer under the Company's disability insurance policies.

         For purposes of this Section, the determination of whether Officer is incapacitated due to physical or mental illness and therefore disabled shall be made by the Chief Executive Officer of the Company upon advice of a licensed physician. Any dispute which shall arise between the parties hereto regarding whether the Officer is disabled as contemplated in this Section shall be settled by arbitration as provided in Section XV.

         In the event of Officer's incapacity due to physical or mental illness, Officer shall be entitled to participate in the Company's health insurance and life insurance programs so long as is permitted under the provisions of these coverage's. If Officer is no longer eligible for coverage in the Company's health insurance plan, the Company shall pay the difference between the cost of COBRA medical insurance coverage (available after active eligibility has ended) and Officer's contribution to the plan immediately preceding the disability but in no event shall the Company pay this difference for any period beyond the unexpired term of this Agreement or beyond the period of Officer's eligibility to participate in COBRA health insurance benefits. Following Officer's termination for disability, Officer's benefits for past participation in the Company's bonus, capital accumulation and stock option plans shall be determined in accordance with the provisions of those plans and Officer shall not be eligible for further participation in these plans beyond the date of termination.

         VII. Termination for Just Cause. For purposes of this Agreement, the Company shall have the right to terminate Officer for "just cause" if, in the good faith opinion of the Chief Executive Officer of the Company, Officer is guilty of (i) intoxication while on duty, (ii) theft or dishonesty, (iii) conviction of a crime involving moral turpitude, or (iv) upon written notice to Officer, there is failure to cure within 30 days any willful and continued neglect or gross negligence by Officer in the performance of his duties as an officer or (v) upon written notice to Officer, there is failure to cure within 30 days any violation of Company Policy or Code of Conduct. For purposes of this
Section VII, the Chief Executive Officer of the Company shall make determination of a violation. In making such determination, the Chief Executive Officer of the Company shall not act unreasonably or arbitrarily. Any dispute which shall arise between the parties hereto regarding whether Officer has committed any act which could give Company "cause" to terminate this Agreement shall be settled by arbitration as provided in Section XV.

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         VIII.    Termination Without Just Cause. Officer's employment under this Agreement may be terminated (i) by the Company at any time "without just cause" by providing Officer with written notice, (ii) by the Company by providing Officer with Termination Notice (as defined in Section III), (iii) by Officer at any time within twelve (12) months following the occurrence of a Change In Control (as defined in Section XX herein), or (iv) by Officer within 30 days of an event that provides Good Reason For Termination (as defined in Sections II and XX). Officer's termination date shall be deemed the date Officer receives his written notice of termination or Termination Notice from the Company or the date the Company receives notice from the Officer of his termination in accordance with Section IX herein. In the event of such termination:

         a.       Subject to compliance by Officer with the provisions of
                  Section VIII herein, the Company shall pay Officer from the termination date for a total of one (1) year or the remaining term of this Agreement, whichever is greater, except in the event Officer terminates this Agreement pursuant to Section VIII(iii), following a Change In Control, payment shall be for two (2) years in an amount equal to his Base Salary payable monthly. In addition, Officer will be paid any unpaid vacation pay earned by him, up to and including the date of termination, on the termination date.

         b. Officer shall cease as of the termination date his further participation in the Company's stock option plans, capital accumulation plans, bonus plans, monthly automobile allowance and any other benefit or compensation plan in which Officer participated or was eligible to participate except as set forth in Section VIII(c) below. The Officer's termination date shall be utilized for any vesting provisions of the plans listed above in this subparagraph (b).

         c. Following termination by the Company without just cause, Officer shall be eligible to obtain COBRA health insurance coverage under the Company's health insurance plan for a period of time generally available to other participants eligible for such coverage. If the Officer elects this COBRA health insurance coverage, Officer's contribution to such coverage will continue at rates contributed by the Company's other officers as may be in effect from time to time while the Officer's COBRA health insurance coverage is in place. While life and disability insurance coverage cannot be provided following the Officer's termination under the terms of these group insurance plans, the Company will pay to Officer the equivalent amount of the Company's contribution to the premiums for these coverages during the time that payments are made under this Agreement in an amount equal to the amount contributed by the Company for these coverages for other officers of the Company in effect while Officer's coverage following termination is in place. If Officer maintains COBRA health coverage with the Company after obtaining new employment following termination of this Agreement, the full cost of the COBRA health insurance coverage shall be the responsibility of the Officer. In addition,

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                  upon obtaining new employment following termination of this
                  Agreement, the Company's reimbursement of life and disability insurance premium contributions will also terminate.

         d. No payments of Base Salary or of any other type of compensation shall be made to Officer after Officer becomes sixty five (65) years of age.

         e.       All payments hereunder will cease upon the death of Officer.

         IX. Termination by Officer. Officer may terminate his employment hereunder at any time upon sixty (60) days written notice. Upon such termination by Officer, other than termination in accordance with Section VIII. (iii) and
(iv) herein, the Company shall pay the Officer his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination. The Company shall then have no further obligation to Officer under this Agreement.

         X. Termination Upon Death. If Officer dies during the term of this Agreement, the Company shall pay his Base Salary due through the date of his death at the rate in effect at the time of his death. The Company shall then have no further obligations to Officer or any representative of his estate or his heirs except that Officer's estate or beneficiaries as the case may be shall be paid such amounts as may be payable under the Company's life insurance policies and other plans as they relate to benefits following death then in effect for the benefit of Officer.

         XI.      Restrictive Covenants.

                  (a) Confidential Information. Officer agrees not to disclose, either during the time he is employed by the Company or following termination of his employment hereunder, to any person other than a person to whom disclosure is necessary in connection with the performance of his duties or to any person specifically authorized by the Chief Executive Officer of the Company any material confidential information concerning the Company, including, but not limited to identities of customers and prospective customers identities of individual contacts at customers, information about Company colleagues, models and strategies, contract formats, business plans and related operation methodologies, financial information or measures, data bases, computer programs, treatment protocols, operating procedures and organization structures. The provisions of this Section XI(a) shall not apply to any information which (i) is generally available to and known by the public other than as a result of disclosure by the Officer; (ii) is independently obtained by Officer without violating his obligations under this Agreement; (iii) is available to Officer from a source that is not prohibited from disclosing the information by a legal, contractual, or fiduciary obligation to the Company; or (iv) is

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                           required to be disclosed by Officer pursuant to a
                           validly issued subpoena or court order. Section XI(a) also shall not apply to Officer's general expertise in disease management gained prior to the date of this Agreement.

                  (b) Non-Competition. During the term of employment provided hereunder and continuing during the period while any amounts are being paid to Officer pursuant to the terms of the Agreement, and for a period of one (1) year thereafter, Officer will not (a) materially, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or aid or assist anyone else in the conduct of, any business which is directly in competition with any business conducted by the Company as of the termination of this Agreement or which Officer knew or had reason to know the Company was actively evaluating for possible entry as of the termination of this Agreement, provided that ownership of five
                           (5) percent or less of the voting stock of any public corporation shall not constitute a violation hereof. This Section XI will not prevent Officer from (i) engaging in the private practice of medicine; or (ii) serving as the medical director of or otherwise providing services to a health plan that has a disease management component to its healthcare programs, so long as Officer is not primarily responsible for developing, managing, or operating the disease management component of any such program.

                  (c) Non-Solicitation. During the term of this Agreement and continuing during the period while any amounts are being paid to Officer pursuant to the terms of this Agreement, and for a period of one (1) year thereafter, Officer will not (a) directly or indirectly solicit business which could reasonably be expected to conflict with the Company's interest from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of the termination of this Agreement or from which Officer knew or had reason to know that Company was going to solicit business at the time of termination of this Agreement, or (b) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company.

                  (d) Consultation. Officer shall, at the Company's written request, during the period he is receiving any payment from the Company hereunder, cooperate with the Company in concluding any matters in which Officer was involved during the term of this Agreement and

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                           will make himself available for consultation with the
                           Company on other matters otherwise of interest to the Company. The Company agrees that such requests shall be reasonable in number and will consider Officer's time required for other employment and/or employment search.

                  (e) Enforcement. Officer and the Company acknowledge and agree that any of the covenants contained in this
                           Section XI may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Company from other remedies, which may be available to it.

                  (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the Agreement and covenants contained in this Section XI shall not terminate upon Officer's termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

         XII. Vacation. During each year of this Agreement, Officer shall be entitled to vacation in accordance with Company policy in effect from time to time, but in any event not less than four (4) weeks per year.

         XIII. Benefits. In addition to the benefits specifically provided for herein, Officer shall be entitled to participate while employed by the Company in all benefit plans maintained by the Company for officers generally according to the terms of such plans.

         XIV. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Officer, or to its principal office in the case of the Company and the date of mailing shall be deemed the date on which such notice has been provided.

         XV. Arbitration. Any dispute between the parties hereto shall be settled by final and binding arbitration in Nashville, Tennessee, in accordance with the then effective rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         XVI. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         XVII. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Officer acknowledges that the services to be rendered

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by him are unique and personal, and Officer may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         XVIII.   Entire Agreement; Governing Law. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The laws of the State of Tennessee shall govern this Agreement.

         XIX. Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         XX. Definitions. For purposes of this Agreement, the following definitions shall apply:

                  (a)      A "Change In Control" shall be deemed to mean:

                           (i) a transaction or series of transactions (occurring within 24 months of each other) in which all or substantially all (defined as more than fifty percent (50%) of the Company's assets are acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by American Healthways; or

                           (ii) a transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of American Healthways ("control" being defined as greater than fifty percent (50%) of the voting power of the outstanding securities of American Healthways) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of
                                    1934).

                  (b)      A "Good Reason For Termination" shall exist if:

                           (i) there is a change in Officer's title, Officer no longer reports to Company's Chief Executive Officer or there is a significant change in the nature or scope of the Officer's authority, or responsibilities reasonably unacceptable to Officer;

                           (ii) there is a reduction in Officer's rate of Base Salary (for reasons other than Company performance) or overall

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                                    compensation, including benefit programs,
                                    including, but not limited to, any stock option plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Company to the Officer and in which the Officer is participating or under which the Company is covered unless such changes apply to all Officers of the Executive Vice President level.

                           (iii) the Company changes the principal location in which Officer is required to perform services outside a twenty-mile radius of Metropolitan Nashville without Officer's consent;

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.

                                              /s/ James E. Pope
                                              ------------------
                                              James Pope, M.D.

                                              AMERICAN HEALTHWAYS, INC.

                                              By: /s/ Thomas G. Cigarran
                                                  ----------------------
                                              Title: Chairman

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